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                                                                  [Exhibit 21.1]

                  LIST OF VALIDUS HOLDINGS, LTD. SUBSIDIARIES*

Validus Reinsurance, Ltd., a Bermuda Company
Validus Research Inc., an Ontario Company
Validus Specialty, Inc., a Delaware Company

*    All subsidiaries are, directly or indirectly, wholly-owned subsidiaries.